Exhibit 99.1

The Manitowoc Company Provides Business and Financial Update in Response to COVID-19; Withdraws 2020 Financial Guidance

MILWAUKEE, Wis. - The Manitowoc Company, Inc. (NYSE: MTW), (the “Company” or “Manitowoc”) a leading global manufacturer of cranes and lifting solutions, is providing a business update regarding the COVID-19 pandemic.

The Company continues to monitor and comply with all applicable government health and safety mandates, with the primary goal of ensuring the safety, health and well-being of all our employees, their families, suppliers and customers. Manitowoc remains committed to meeting our customers’ expectations, which include delivery of cranes and providing essential parts and services.

The continuing spread of the COVID-19 pandemic has begun to impact Manitowoc’s global operations and supply chain. The pandemic has impacted the Company’s global manufacturing activities including the temporary suspension or plans to suspend normal manufacturing activity at our production facilities around the world. At this time, the Company is continuing to operate its U.S. manufacturing facilities and plans to continue operations, as permitted by local authorities and our ability to procure materials from our supply chain. Manitowoc’s China manufacturing facility was closed for several weeks earlier in the first quarter; however, it has since resumed normal operations.

The magnitude of the COVID-19 pandemic on Manitowoc’s business, financial position, results of operations and liquidity, which could be material, cannot be reasonably estimated at this time due to the rapid pace of developments associated with the pandemic. Manitowoc’s financial results for 2020 will be determined by the length of time the pandemic continues, its geographic spread, its effect on the demand for our products and services, our supply chain, as well as the effect of governmental regulations imposed in response to the pandemic.  As a result, Manitowoc is withdrawing its financial outlook for 2020 provided in the press release filed as Exhibit 99.1 to its Form 8-K filed on February 6, 2020 and discussed on its February 7, 2020 earnings call.

Manitowoc’s financial position remains strong, ending 2019 with $199 million of cash on hand and total liquidity of $445 million.  The Company believes it has adequate liquidity to meet its cash requirements over the foreseeable future and remains in close contact with its banking partners.

Manitowoc will provide an update to its business operations, market conditions and financial results during its 2020 first-quarter press release and earnings call.

About The Manitowoc Company, Inc.

The Manitowoc Company, Inc. was founded in 1902 and has over a 117-year tradition of providing high-quality, customer-focused products and support services to its markets. Manitowoc is one of the world's leading providers of engineered lifting solutions. Manitowoc, through its wholly-owned subsidiaries, designs, manufactures, markets, and supports comprehensive product lines of mobile telescopic cranes, tower cranes, lattice-boom crawler cranes and boom trucks under the Grove, Manitowoc, National Crane, Potain, Shuttlelift and Manitowoc Crane Care brand names.

Forward-looking Statements

This press release includes “forward-looking statements” intended to qualify for the safe harbor from liability under the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the management of the Company and are subject to uncertainty and changes in circumstances. Forward-looking statements include, without limitation, statements typically containing words such as “intends,” “expects,” “anticipates,” “targets,” “estimates,” and words of similar import. By their nature, forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results and developments to differ materially include, among others:

•	actions of competitors;
•	changes in economic or industry conditions generally or in the markets served by Manitowoc;
•

unanticipated changes in customer demand, including changes in global demand for high-capacity lifting equipment, changes in demand for lifting equipment in emerging economies, and changes in demand for used lifting equipment;

•	geographic factors and political and economic conditions and risks;
•	the ability to capitalize on key strategic opportunities and the ability to implement Manitowoc’s long-term initiatives;
•	government approval and funding of projects and the effect of government-related issues or developments;
•	unanticipated changes in the capital and financial markets;
•	unanticipated changes in revenues, margins and costs;
•	the ability to increase operational efficiencies across Manitowoc and to capitalize on those efficiencies;
•	the ability to significantly improve profitability; and
•	risks and factors detailed in Manitowoc's 2019 Annual Report on Form 10-K and its other filings with the United States Securities and Exchange Commission.

Manitowoc undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements only speak as of the date on which they are made. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

For more information:

Ion Warner

VP, Marketing and Investor Relations

+1 414-760-4805